For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS REPORTS
THIRD QUARTER 2006 RESULTS

Tarrytown, NY, November 9, 2006 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) today announced its results of operations for the third quarter, and the first nine months, ended September 30, 2006.

Revenues for the third quarter ended September 30, 2006 totaled $17.8 million compared to $2.8 million for the same quarter in 2005. For the first nine months of 2006, Progenics reported revenues of $48.0 million compared to $7.4 million for the comparable period in 2005. Revenues primarily reflect reimbursement received by the Company for its research and development activities under its collaboration with Wyeth (NYSE: WYE) relating to methylnaltrexone, recognition of revenue relating to Wyeth’s upfront payment to Progenics in the methylnaltrexone collaboration, and government grants and contracts.

The Company’s expenses for the third quarter of 2006 were $22.7 million compared to $14.1 million for the third quarter of 2005. For the nine months ended September 30, 2006, expenses totaled $73.7 million compared to $45.2 million for the nine months ended September 30, 2005. The increase in expenses for the three and nine months ended September 30, 2006 is principally due to increased research and development activity related to Progenics’ collaboration with Wyeth and an increase in headcount. In addition, the increase in expenses for the nine months ended September 30, 2006 was due to the one-time $13.2 million expense related to the acquisition of PSMA Development Company LLC in the second quarter of 2006.

The net loss for the third quarter of 2006 was $2.9 million compared to a net loss of $10.7 million for the same period in 2005. The net loss per share for the third quarter of 2006 was $(0.11) basic and diluted, compared to a net loss per share of $(0.49), basic and diluted, for the same period of 2005. The net loss for the first nine months of 2006 was $19.9 million, compared to a net loss of $36.7 million for the same period in 2005. The net loss per share for the first nine months of 2006 was $(0.78), basic and diluted, compared to a net loss per share of $(1.87), basic and diluted, for the same period of 2005. The Company ended the third quarter of 2006 with cash, cash equivalents and marketable securities of $148.5 million.

In connection with its collaboration with Wyeth, Progenics recognized revenues of $14.5 million for the third quarter of 2006; $5.1 million of which related to the $60 million upfront payment received by Progenics upon commencement of the collaboration and $9.4 million for reimbursement of Progenics’ development expenses for the third quarter of 2006. For the first nine months of 2006, Progenics recognized $40.1 million of revenue from the Wyeth collaboration: $14.5 million from the upfront payment and $25.6 million as reimbursement of its development expenses.

During the third quarter of 2006, Progenics Pharmaceuticals and Wyeth announced the initiation of a phase 2 clinical trial to evaluate once-daily dosing of oral methylnaltrexone. This trial is designed to identify the dose(s) of methylnaltrexone to be taken forward into the phase 3 clinical studies that will evaluate the efficacy, safety and tolerability of oral methylnaltrexone for opioid-induced constipation (OIC) in patients treated with opioids for chronic pain. The companies also announced the initiation of the first of two global, pivotal, phase 3 clinical trials to evaluate the safety and efficacy of intravenous methylnaltrexone for the treatment of post-operative ileus (POI), a debilitating impairment of the gastrointestinal tract that occurs after surgery. There are no medicines currently approved to treat POI.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward symptom management and supportive care and the treatment of HIV infection and cancer. The Company has four product candidates in clinical development and several others in preclinical development. The Company, in collaboration with Wyeth, is developing methylnaltrexone for the treatment of opioid-induced side effects, including constipation and post-operative ileus. In the area of HIV infection, the Company is developing the viral-entry inhibitor PRO 140, a humanized monoclonal antibody targeting the HIV coreceptor CCR5 (in phase 1b studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company is developing in vivo immuno-therapies for prostate cancer, including a human monoclonal antibody-drug conjugate directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. Progenics is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also developing a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

(Financial Tables Follow)

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except net loss per share)
	Three Months Ended		Nine Months Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Revenues:
Contract research and development from collaborator	$14,527		$40,060
Contract research and development from JV		$211		$781
Research grants and contracts	3,316	2,548	7,842	6,618
Product sales	5	15	70	39
Total revenues	17,848	2,774	47,972	7,438

Expenses:
Research and development	15,751	9,952	56,288	32,517
General and administrative	6,610	3,344	16,138	9,386
Loss in JV		384	121	1,928
Depreciation and amortization	381	417	1,106	1,369
Total expenses	22,742	14,097	73,653	45,200

Operating loss	(4,894)	(11,323)	(25,681)	(37,762)

Other income:
Interest income	1,959	580	5,775	1,030

Net loss	$(2,935)	$(10,743)	$(19,906)	$(36,732)

Net loss per share; basic and diluted	$(0.11)	$(0.49)	$(0.78)	$(1.87)

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	September 30, 2006	December 31, 2005

Cash, cash equivalents and marketable securities	$148,513	$173,090
Accounts receivable	2,986	3,287
Fixed assets, net	9,559	4,156
Other assets	3,112	3,470
Total assets	$164,170	$184,003

Liabilities	$57,026	$71,271
Stockholders’ equity	107,144	112,732

Total liabilities and stockholders’ equity	$164,170	$184,003

DISCLOSURE NOTICE: The information contained in this document is current as of November 9, 2006. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words ‘anticipates,’ ‘plans,’ ‘expects’ and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Editor’s Note:
Additional information on Progenics is available at http://www.progenics.com